Scripps reports first-quarter results

For immediate release	(NYSE: SSP)
May 8, 2012

CINCINNATI – The E.W. Scripps Company reported operating results for the first quarter of 2012 that reflect improved profitability of the company’s local media businesses, driven by strong top- and bottom-line performance at the television stations and continued moderation of the declines in newspaper revenues.

Consolidated revenues were $207 million, a 15 percent increase from $180 million in the first quarter of 2011. The 2012 quarter included revenue from nine television stations that were acquired on Dec. 30, 2011. Excluding the new stations, consolidated revenues increased 2.3 percent to $185 million.

Total operating expenses were $199 million, compared with $180 million in the year-ago quarter. Excluding the new stations, total operating expenses in the 2012 quarter were $179 million. Operating expenses in the first quarter included restructuring costs of $1.7 million associated with continuing efforts to simplify and standardize advertising and circulation systems and processes in the newspaper division. Additionally, the quarter included acquisition integration charges of $5.8 million, primarily non-cash charges related to the cancellation of the contract with the advertising firm that previously represented the newly acquired stations. Excluding the new stations and all restructuring and acquisition costs, operating expenses decreased 3.8 percent to $172 million.

The company reported a loss, net of tax, of $4.4 million, or 8 cents per share in the 2012 quarter, compared with a loss, net of tax, of $8.9 million, or 15 cents per share, in the year-ago quarter.

Excluding the acquisition costs mentioned above, the net loss in the 2012 quarter would have been 2 cents.

“We’re off to an encouraging start in 2012,” said Rich Boehne, Scripps president and CEO. “Revenue in our TV and newspaper markets came in a little better than expected and the associated cash expenses were down, despite the investments we’re making in new digital products and services.

“Total cash flow in the quarter was up thanks primarily to good results from operations, which bolstered our already-strong balance sheet and gave us the opportunity to invest another $5.7 million in ourselves through stock repurchase.

“In the television division, our newly acquired stations in Indianapolis, Denver, San Diego and Bakersfield performed as planned in their first 90 days under Scripps ownership. Our other nine markets enjoyed good revenue growth in the first quarter due, in part, to strong demand for ad time by automakers and dealers, and thanks to our continued focus on bringing new advertisers to television for the first time,” Boehne said.

“In the newspaper division, ad revenue declines are narrowing and we are sharply focused on capturing all the profitable advertising that needs to reach our valuable print and digital audiences. At the same time, expenses are down thanks to hard choices and a determination to get the best possible return on our resources.

“Across both divisions, we are just beginning an aggressive schedule of new product launches for smartphones, tablets, laptops and desktops across all of our markets. We saw some early success with our streaming media services, particularly in the Cincinnati and Tulsa regions, when dangerous spring tornadoes swept through those markets in April. Downloads of free and paid apps skyrocketed as viewers sought ways to continue receiving potentially life-saving weather programming once the storms hit and homes lost electrical service. The investments we made in these vital new services protected the well being of our viewers and endeared us as their essential information partner on all platforms.”

First-quarter results by segment are as follows:

Television

Reported revenue from the company’s television stations in the first quarter was $99.6 million, compared with $69.0 million in the first quarter of 2011. On a same-station basis, television revenue increased 11.7 percent in the quarter to $77.0 million.

Reported advertising revenue broken down by category was:

•	Local, up 37 percent to $56.4 million (up 7.4 percent on a same-station basis)

•	National, up 28 percent to $25.7 million (down 4.6 percent on a same-station basis)

•	Political was $4.7 million, compared to less than $500,000 in the 2011 quarter

Revenue from retransmission consent agreements nearly doubled year over year to $7.8 million. Same-station retransmission revenue increased 37 percent to $5.4 million.

Digital revenue rose approximately 50 percent year over year to $3.1 million in the first quarter. Excluding the new stations, digital revenue grew 20 percent.

Expenses for the TV station group were $81.7 million, a 31 percent increased driven by the addition of nine new stations. Excluding the new stations, expenses were down 1 percent.

The television division’s segment profit in the first quarter was $17.9 million, compared with $6.8 million in the year-ago period. (See Note 1 in the attached financial information for a definition of segment profit. Effective January 1, 2012, we changed our pension allocation policy to charge business segments only for the current service costs of defined benefit plans. We have recast the prior period for this change.)

Newspapers

Total revenue from Scripps newspapers in the first quarter was $104 million, down 1.7 percent from the first quarter of 2011. The moderation of the year-over-year decline in revenues was driven largely by revenue growth of nearly 10 percent at the Naples (Fla.) Daily News. Excluding Naples, the division’s revenue would have decreased 3.8 percent.

Circulation revenue in the first quarter remained essentially flat at $31.4 million.

Declines in print advertising revenue continued to moderate. At $60.2 million in the first quarter of 2012, the figure was 4.6 percent lower than the year-ago period.

Advertising revenue broken down by category was:

•	Local, down 4.5 percent to $20.3 million

•	Classified, down 4.0 percent to $20.1 million

Classified – employment – down 3.0 percent

Classified – automotive – down 10 percent

Classified – real estate – down 1.3 percent

•	National, down 32 percent to $2.5 million

•	Preprint and other, flat at $17.3 million

The year-over-year decrease in classified advertising was the smallest since the third quarter of 2006, when classified advertising was flat compared to the year-ago quarter.

Digital revenue increased slightly to $6.5 million.

The expense for newsprint and press supplies increased 6.4 percent in the quarter, due largely to outside printing costs and ink usage. Total segment cost and expenses decreased 2.5 percent to $97.2 million.

First-quarter segment profit in the newspaper division rose 12 percent to $7.2 million, compared with $6.4 million in the first quarter of 2011.

Syndication and other

The “syndication and other” category of the company’s financial statements includes the performance of United Media’s remaining syndication business and a number of other small entities. Since June 1, 2011, Scripps has worked with an external resource to provide cost-effective syndicate services for United Media properties.

In the first quarter, revenues were $3.2 million, and segment profit was $762,000. In the first quarter of 2011, the segment reported a loss of $430,000.

Financial condition

At March 31, 2012, Scripps had cash and cash equivalents of $140 million, up from $128 million at the end of 2011. Total debt was $208 million at the end of the first quarter.

The company repurchased approximately 600,000 shares during the quarter at a weighted average price of $9.28. Seven million shares have been repurchased since the first quarter of 2011. Up to $75 million in shares can be repurchased under the current authorization, which expires at the end of this year. Approximately $18 million remained on that authorization as of March 31, 2012.

Looking ahead

For year-over-year performance of key metrics in the second quarter of 2012, management expects:

•	Reported television revenues to be up more than 40 percent; excluding the newly acquired television stations, revenues should increase at a high-single-digit to a low-double-digit rate

•	Reported television expenses to be up approximately 30 percent; excluding the newly acquired stations, expenses should be about flat

•	Newspaper revenues to be down in the low- to mid-single digits

•	Newspaper expenses to be down in the mid-single digits

Expenses for corporate and shared services were $8.4 million in the first quarter, and are expected to be closer to $8 million for the second quarter.

As a reminder of full-year 2012 guidance provided in February, the company has said:

•

Television revenues would increase by more than 50 percent in 2012. That includes more than $100 million of revenue for the stations that were acquired from McGraw-Hill Companies on December 30, 2011. Excluding the newly acquired stations, television revenue should increase more than 15 percent, fueled by low-to-mid-single-digit growth of core revenue, and political revenue that should exceed the $42 million figure reported in the previous presidential election cycle.

•	Newspaper revenue in 2012 should be down slightly to approximately $400 million.

•	Depreciation and amortization will be approximately $45 million, and capital expenditures will be between $20 million and $25 million.

Based on previous revenue guidance, management expects to report strong cash flow during 2012 and to end the year with minimal net debt.

Conference call

The senior management of The E.W. Scripps Company will discuss the company’s first -quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-800-230-1085 (U.S.) or 1-612-288-0340 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“first quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. (Eastern) today until 11:59 p.m. (Eastern) May 15. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 244175.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found in its 2011 SEC Form 10K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

Scripps (www.scripps.com) is a leading media enterprise that embraces its rich history in delivering high-quality journalism through television stations, newspapers and the Scripps Howard News Service, while developing and expanding its digital strategies, including social gaming, for multiple platforms. The company provides community-changing breaking news, story-telling, investigations and interactive outreach at 19 television stations in major markets such as Denver, San Diego, Detroit, Phoenix, Cleveland, Cincinnati and Tampa, and 13 newspaper markets, including Memphis, Knoxville, Naples, Fla., and Corpus Christi, Texas. Since 1941, Scripps has operated the National Spelling Bee, one of America’s most-enduring celebrations of academic excellence. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.

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Contact Tim King, The E.W. Scripps Company, 513-977-3732

tim.king@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

	Three months ended
	March 31,
(in thousands, except per share data)	2012	2011
Operating revenues	$207,127	$180,358
Costs and expenses, excluding pension expense, acquisition and related integration costs and restructuring costs	(189,743)	(176,735)
Pension expense	(1,956)	(1,572)
Acquisition and related integration costs	(5,826)	—
Restructuring costs	(1,711)	(2,093)
Depreciation and amortization	(12,306)	(10,420)
Gains (losses), net on disposal of property, plant and equipment	242	(37)

Operating loss	(4,173)	(10,499)
Interest expense	(3,154)	(393)
Miscellaneous, net	(117)	(689)

Loss from operations before income taxes	(7,444)	(11,581)
Benefit for income taxes	3,029	2,686

Net loss	(4,415)	(8,895)
Net loss attributable to noncontrolling interests	—	—

Net loss attributable to the shareholders of The E.W. Scripps Company	$(4,415)	$(8,895)

Net loss per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	$(0.08)	$(0.15)

Weighted average basic shares outstanding	54,775	58,689

See notes to results of operations.

Notes to Results of Operations

1. ACQUISITION INTEGRATION COST

Included in acquisition and related integration costs is a $5.7 million non-cash termination fee charge. During the first quarter of 2012 we terminated the existing McGraw-Hill stations’ national representation agreement, using our existing national representative in all Scripps markets, incurring a $5.7 million non-cash termination charge. As an inducement, the new national representative firm agreed to pay the termination fee.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Television includes ten ABC affiliates, three NBC affiliates, one independent station and five Azteca affiliates. Our television stations reach approximately 13% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers.

Syndication and other primarily include syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit plan pension expense (other than current service costs), income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Effective January 1, 2012, we changed our defined benefit plan pension allocation policy to charge business segments only for the current service costs of defined benefit plans. We have recast the prior period for this change.

Information regarding our business segments is as follows:

	Three months ended
	March 31,
(in thousands)	2012	2011	Change
Segment operating revenues:
Television	$99,557	$68,952	44.4%
Newspapers	104,379	106,172	(1.7)%
Syndication and other	3,191	5,234	(39.0)%

Total operating revenues	$207,127	$180,358	14.8%

Segment profit (loss):
Television	$17,876	$6,756
Newspapers	7,165	6,419
Syndication and other	762	(430)
Corporate and shared services	(8,419)	(9,122)
Depreciation and amortization	(12,306)	(10,420)
Gains (losses), net on disposal of property, plant and equipment	242	(37)
Pension expense	(1,956)	(1,572)
Interest expense	(3,154)	(393)
Acquisition and related integration costs	(5,826)	—
Restructuring costs	(1,711)	(2,093)
Miscellaneous, net	(117)	(689)

Loss from operations before income taxes	$(7,444)	$(11,581)

The following is segment operating revenue for television:

	Three months ended
	March 31,
(in thousands)	2012	2011	Change
Segment operating revenues:
Local	$56,429	$41,116	37.2%
National	25,683	20,004	28.4%
Political	4,686	444
Digital	3,076	2,064	49.0%
Retransmission	7,761	3,956	96.2%
Other	1,922	1,368	40.5%

Total operating revenues	$99,557	$68,952	44.4%

The following is segment operating revenue for newspapers:

	Three months ended
	March 31,
(in thousands)	2012	2011	Change
Segment operating revenues:
Local	$20,342	$21,308	(4.5)%
Classified	20,104	20,931	(4.0)%
National	2,458	3,613	(32.0)%
Preprint and other	17,320	17,269	0.3%

Print advertising	60,224	63,121	(4.6)%
Circulation	31,393	31,557	(0.5)%
Digital	6,488	6,399	1.4%
Other	6,274	5,095	23.1%

Total operating revenues	$104,379	$106,172	(1.7)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS

The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	March 31,	December 31,
(in thousands)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$139,979	$127,889
Other current assets	190,701	197,521

Total current assets	330,680	325,410

Investments	23,270	23,214
Property, plant and equipment	378,389	387,972
Goodwill	28,591	28,591
Other intangible assets	150,082	151,858
Deferred income taxes	31,504	32,705
Other long-term assets	20,702	20,778

TOTAL ASSETS	$963,218	$970,528

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$16,222	$17,697
Customer deposits and unearned revenue	26,075	26,373
Current portion of long-term debt	15,900	15,900
Accrued expenses and other current liabilities	67,671	65,078

Total current liabilities	125,868	125,048

Long-term debt (less current portion)	192,125	196,100
Other liabilities (less current portion)	132,511	132,379
Total equity	512,714	517,001

TOTAL LIABILITIES AND EQUITY	$963,218	$970,528

4. PRIOR YEAR SEGMENT TABLE

The following table reflects our 2011 quarterly financial information recast for the change in our defined benefit plan pension allocation policy:

	2011
( in thousands )	Q1	Q2	Q3	Q4
Segment operating revenues:

Television	$68,952	$77,042	$69,939	$84,665
Newspapers	106,172	101,960	95,948	110,209
Syndication and other	5,234	4,032	1,984	2,523

Total operating revenues	$180,358	$183,034	$167,871	$197,397

Segment profit (loss):

Television	$6,756	$13,962	$8,064	$23,207
Newspapers	6,419	5,896	3,003	11,099
Syndication and other	(430)	(1,443)	161	369
Corporate and shared services	(9,122)	(7,007)	(5,823)	(8,682)
Depreciation and amortization	(10,420)	(10,029)	(10,052)	(9,568)
Impairment of long-lived assets	—	—	(9,000)	—
Gains (losses), net on disposal of property, plant and equipment	(37)	(205)	476	(110)
Pension expense	(1,572)	(1,571)	(2,158)	(2,834)
Interest expense	(393)	(412)	(362)	(473)
Acquisition and related integration costs	—	—	—	(2,787)
Restructuring costs	(2,093)	(1,822)	(2,614)	(3,406)
Miscellaneous, net	(689)	(43)	110	(53)

Income (loss) from operations before income taxes	$(11,581)	$(2,674)	$(18,195)	$6,762

5. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended
	March 31,
(in thousands)	2012	2011
Numerator (for basic earnings per share)

Net loss attributable to the shareholders of The E.W. Scripps Company	$(4,415)	$(8,895)
Less income allocated to unvested restricted stock and RSUs	—	—

Numerator for basic earnings per share	$(4,415)	$(8,895)

Denominator

Basic weighted-average shares outstanding	54,775	58,689
Effective of dilutive securities:
Stock options held by employees and directors	—	—

Diluted weighted-average shares outstanding	54,775	58,689